UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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ARCH COAL, INC.

(Name of Registrant as Specified In Its Charter)

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One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
(314) 994-2700
March 10, 2005
To Our Stockholders:
      You are cordially invited to attend the Annual Meeting of Stockholders of Arch Coal, Inc. which will be held at our headquarters at CityPlace One, One CityPlace Drive, St. Louis, Missouri, in the lower level auditorium, on Thursday, April 28, 2005, at 10:00 a.m., local time. The formal Notice of the Annual Meeting, the Proxy Statement and a proxy card accompany this letter.
      We hope that you will be present at the meeting. Whether or not you plan to attend, please cast your vote by telephone or on the Internet, or complete, sign and return the enclosed proxy card in the postage-prepaid envelope, also enclosed. The prompt execution of your proxy will be greatly appreciated.
      Arch Coal’s Annual Report for 2004 is contained in this document and begins on page II-1.

Sincerely yours,

James R. Boyd
Chairman of the Board

Steven F. Leer
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DATE:      Thursday, April 28, 2005
TIME:      10:00 a.m., local time

PLACE:	CityPlace One
One CityPlace Drive
Lower Level Auditorium
St. Louis, Missouri 63141

Matters to be Voted on:

•	Election of four directors

•	Internal Revenue Code Section 162(m) approval for the Arch Coal, Inc. Incentive Compensation Plan for Executive Officers

•	Any other matters if properly raised
      Only stockholders of record at the close of business on March 4, 2005 may vote at the meeting. Your vote is important. Whether you plan to attend the annual meeting or not, please cast your vote by phone or on the Internet, or complete, date and sign your proxy card and return it in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so even if you have previously voted by proxy. Directions to the annual meeting are on page I-23 of the proxy statement.

Robert G. Jones
Vice President — Law, General Counsel and Secretary
March 10, 2005

PART I. PROXY STATEMENT FOR THE ARCH COAL, INC. 2005 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING

Why Am I Receiving These Proxy Materials?
      Arch Coal’s Board of Directors is soliciting proxies to be voted at the 2005 Annual Meeting of Stockholders. This proxy statement includes information about the issues to be voted upon at the meeting.
      On March 10, 2005, we began mailing these proxy materials to all stockholders of record at the close of business on March 4, 2005. On March 4, 2005, there were 62,920,425 shares of Arch Coal common stock outstanding. As required by Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting, during normal business hours, at Arch Coal’s offices, One CityPlace Drive, Suite 300, St. Louis, Missouri 63141.

What Am I Voting on?
      We are aware of two items to be voted by stockholders at the annual meeting:

•	Election of four directors: James R. Boyd, Douglas H. Hunt, A. Michael Perry and Patricia F. Godley.

•	Internal Revenue Code Section 162(m) approval of Arch Coal’s incentive compensation plan for executive officers.

How Many Votes Do I Have?
      You have one vote for each share of Arch Coal common stock that you owned at the close of business on March 4, 2005, the record date. These shares include:

•	Shares held directly in your name as the “stockholder of record”;

•	Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name”; and

•	Shares credited to your account in the Arch Coal, Inc. Employee Thrift Plan or the Mingo Logan Savings Plan.

If I Am a Stockholder of Record, How Can I Vote My Shares?
      You can vote by proxy or in person.

How Do I Vote by Proxy?
      If you are a stockholder of record, you may vote your proxy by telephone, Internet, or mail. Our telephone and Internet voting procedures are designed to authenticate stockholders by using individual control numbers. Voting by telephone or Internet will help Arch Coal reduce costs.

•	Voting Your Proxy by Telephone
In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, up through the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	Voting Your Proxy By Internet
You can also choose to vote via the Internet. The web site for Internet voting is on your proxy card. Internet voting is also available 24 hours a day, 7 days a week, up through the day before the meeting. If you vote via the Internet, you do not need to return your proxy card.

•	Voting Your Proxy By Mail
If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.
      If you vote by proxy using any of these three methods, the persons named on the card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director. If you vote by telephone or Internet and choose to vote with the recommendation of Arch Coal’s Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate any choices, your shares will be voted “FOR” the election of all four nominees for director and “FOR” approval of the Incentive Compensation Plan for Executive Officers.
      If any other matter is presented, your proxies will vote in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters to be acted upon at the annual meeting other than those discussed in this proxy statement.
      If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

May I Revoke My Proxy?
      If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy;

•	Notify Arch Coal’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	Vote in person at the annual meeting.

How Do I Vote in Person?
      If you are a stockholder of record, you may cast your vote in person at the annual meeting.

If I Hold Shares in Street Name, How Can I Vote My Shares?
      You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card included in these materials by your broker or nominee.

How Do I Vote My Shares Held in Arch Coal’s Dividend Reinvestment and Direct Stock Purchase and Sale Plan?
      If you are a participant in the Dividend Reinvestment and Direct Stock Purchase and Sale Plan for stockholders of Arch Coal, your proxy will also serve as an instruction to vote the whole shares you hold under this plan in the manner indicated on the proxy. If your proxy is not received, your shares held in the plan will not be voted.

How Do I Vote My Arch Coal Common Stock Held in the Employee Thrift Plan or the Mingo Logan Savings Plan?
      If you are both a registered stockholder of Arch Coal and a participant in its Employee Thrift Plan or the Mingo Logan Savings Plan, you will receive a single proxy card that covers shares of Arch Coal common stock credited to your plan account as well as shares of record registered in exactly the same name. Accordingly, your proxy card also serves as a voting instruction for the trustee of the plan. If your plan account is not carried in exactly the same name as your shares of record, you will receive separate proxy cards for individual and plan holdings. If you own shares through one of these plans and you do not return your proxy by Monday, April 18, 2005, the trustee will vote your shares in the same proportion as the shares that are voted by the other participants in the plan. The trustee will also vote unallocated shares of Arch Coal common stock held in the plan in direct proportion to the voting of allocated shares in the plan for which voting instructions have been received unless doing so would be inconsistent with the trustee’s duties.

Is My Vote Confidential?
      Yes. Voting tabulations are confidential.

What Vote Is Required to Approve Each Proposal?

Election of Four Directors (Proxy Item No. 1)	The nominees who receive the most votes for the available positions will be elected. If you do not vote for any nominees, your vote will count equally “for” all nominees. If you vote for at least one nominee, but do not vote for other nominee(s), or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the unvoted or withheld nominee(s).
Approval of Arch Coal’s Incentive Compensation Plan For Executive Officers (Proxy Item No. 2)	The affirmative vote of a majority of the shares present in person or by proxy at the annual meeting is required to approve the Company’s incentive compensation plan for executive officers. If you “abstain” from voting, it will have the same effect as if you voted “against” this proposal.
      In order to have a valid stockholder vote, a stockholder quorum must exist at the annual meeting. A quorum will exist when stockholders holding a majority of the outstanding shares of Arch Coal stock are present at the meeting, either in person or by proxy.
      If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted (“broker non-votes”) will have no effect on the proposal. Broker non-votes occur when brokers do not have discretionary voting authority on certain proposals under the rules of the New York Stock Exchange and the beneficial owner has not instructed the broker how to vote on the proposal.

Who is Paying the Costs of Soliciting These Proxies?
      Arch Coal is paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. A few officers and employees of Arch Coal may also participate in the solicitation, without additional compensation.

Where Can I Find the Voting Results of the Meeting?
      We intend to announce preliminary voting results at the meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the first quarter of 2005. You can obtain a copy of the

Form 10-Q by logging on to our website at www.archcoal.com, by calling the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. The contents of our website are not part of this proxy statement.

How Can I Communicate With the Board of Directors Directly?
      Stockholders and other interested persons may contact any member of the Board of Directors directly by contacting the Company’s confidential hotline at 1-866-519-1881 or by mail addressed to such director in care of Arch Coal, Inc., Attention: General Counsel, One CityPlace Drive, Suite 300, St. Louis, MO 63141.

ELECTION OF DIRECTORS

Structure of the Board
      Our Restated Certificate of Incorporation and by-laws provide for a Board of Directors that is divided into three classes as equal in size as possible. The classes have three-year terms, and the term of one class expires each year in rotation at that year’s annual meeting. The size of the Board can be changed by a two-thirds vote of the entire Board and is currently set at nine members. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy, or a new directorship created by an increase in the size of the Board, serves for the remainder of the full term of the class of directors in which the vacancy or newly created directorship occurred. As a matter of policy, the Board will submit the nomination of a director elected to fill a vacancy to the vote of Arch Coal’s stockholders at the next annual meeting. It is requested by Arch Coal that the directors attend the annual meeting. In 2004, all directors were present at the annual meeting.
      Arch Coal’s Board of Directors has nominated:

•	Ms. Patricia F. Godley for election as a director to fill a vacancy in the class of directors whose terms will expire in 2006; and

•	Three individuals for election as directors for a three-year term that will expire in 2008: James R. Boyd, Douglas H. Hunt and A. Michael Perry.
      All nominees are currently serving as directors of Arch Coal.
      The Board is not aware that any nominee named in this proxy statement will be unwilling or unable to serve as a director. All nominees have consented to be named in the proxy statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the meeting.
      The Board has determined that each member of the Board, other than Mr. Leer, is “independent” under the New York Stock Exchange rules and is free from any other relationships with the company or its employees that could reasonably interfere with such member’s independence.

Nominee for a One-Year Term That Will Expire in 2006:
      Patricia F. Godley, 56, has been a director of Arch Coal since 2004. Since 1998, Ms. Godley has been a partner with the law firm of Van Ness Feldman in Washington, D.C., practicing in the areas of economic and environmental regulation of electric utilities and natural gas companies. From 1994 until 1998, Ms. Godley served as the Assistant Secretary for Fossil Energy at the U.S. Department of Energy. Ms. Godley is also a director of the United States Energy Association.

Nominees for a Three-Year Term That Will Expire in 2008:
      James R. Boyd, 58, Chairman of the Board, has been a director of Arch Coal since 1990. He served as Senior Vice President and Group Operating Officer of Ashland Inc., a multi-industry company with operations in chemicals, motor oil, car care products and highway construction, from 1989 until his retirement in January 2002. Mr. Boyd is also a director of The Farmers Bank of Lynchburg, Tennessee.
      Douglas H. Hunt, 51, has been a director of Arch Coal since 1995 and, since May 1995, has served as Director of Acquisitions of Petro-Hunt, LLC, a private oil and gas exploration and production company.
      A. Michael Perry, 68, has been a director of Arch Coal since 1998. He served as Chairman of Bank One, West Virginia, N.A. from 1993 and as its Chief Executive Officer from 1983 to his retirement in June 2001. Mr. Perry is also a director of Champion Industries, Inc., and Portec Rail Products, Inc.
Your Board of Directors recommends a vote “For” these nominees

Directors Whose Terms Will Expire in 2006:
      Frank M. Burke, 65, has been a director of Arch Coal since September 2000. He has served as Chairman, Chief Executive Officer and Managing General Partner of Burke, Mayborn Company, Ltd., a private investment and consulting company since 1984. Mr. Burke is also a director of Kaneb Services LLC, Xanser Corporation, Kaneb Pipe Line Company (general partner of Kaneb Pipe Line Partners, LP), Crosstex Energy GP, LLC (general partner of Crosstex Energy, L.P.), and Crosstex Energy Inc., and is a member of the National Petroleum Council.
      Thomas A. Lockhart, 69, has been a director of Arch Coal since February 2003 and a member of the Wyoming State House of Representatives since 2000. Mr. Lockhart worked for PacifiCorp, an electric utility, for over 30 years and retired in 1998 as a Vice President. Mr. Lockhart is also a director of First Interstate Bank of Casper, Wyoming and Blue Cross Blue Shield of Wyoming.

Directors Whose Terms Will Expire in 2007:
      Steven F. Leer, 52, has been President and Chief Executive Officer and a director of Arch Coal since 1992. He also serves on the boards of the Norfolk Southern Corporation, the Western Business Roundtable and the Mineral Information Institute. Mr. Leer is past chairman and continues to serve on the boards of the Center for Energy and Economic Development, the National Coal Council and the National Mining Association.

      Robert G. Potter, 65, has been a director of Arch Coal since April 2001. Mr. Potter was Chairman and Chief Executive Officer of Solutia Inc., a producer and marketer of a variety of high performance chemical-based materials, from 1997 to his retirement in 1999. Mr. Potter served for 32 years with Monsanto Company prior to its spin-off of Solutia in 1997, most recently as the Chief Executive of its chemical businesses. Mr. Potter is a director of Stepan Company and of some private companies of which he is also an investor.
      Theodore D. Sands, 59, has been a director of Arch Coal since 1999 and, since February 1999, has served as President of HAAS Capital, LLC, a private consulting and investment company. Mr. Sands is also a director of Protein Sciences Corporation and Terra Nitrogen Corporation. Mr. Sands served as Managing Director, Investment Banking for the Global Metals/ Mining Group of Merrill Lynch & Co. from 1982 until February 1999.

Board Meetings and Committees
      The Board of Directors met 15 times in 2004. In addition to meetings of the full Board, directors attended meetings of Board committees. Each director attended at least 75% of the aggregate Board meetings and meetings of committees of which he or she is a member. A description of each committee and its current membership follows.

Nominating and Corporate Governance Committee
      Members: Mr. Perry (Chairman), Mr. Boyd, and Mr. Potter
      The Nominating and Corporate Governance Committee met 13 times during 2004. Its functions include: the development of corporate governance policies, procedures and practices; the recruitment and recommendation to the Board of Directors of nominees for directors; and the oversight of the annual evaluation of directors, board committees and management; and the review and recommendation of the directors’ compensation program. The Nominating and Corporate Governance Committee is composed solely of independent directors and operates under a written charter adopted by the entire Board.
      A copy of the Nominating and Corporate Governance Committee Charter is available on the company’s website at www.archcoal.com.
      A copy of Arch Coal’s Corporate Governance Guidelines, which sets forth the policy of selecting and nominating candidates for the election to the Board of Directors, is attached to this proxy statement as Exhibit A. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders for election to the Board provided the names of such nominees, accompanied by relevant biographical information, are submitted in writing to the Secretary of the company.

Finance Committee
      Members: Mr. Sands (Chairman), Mr. Boyd, Ms. Godley, Mr. Hunt, Mr. Leer and Mr. Lockhart
      The Finance Committee met 10 times in 2004. This committee reviews and approves fiscal policies relating to Arch Coal’s financial structure, including its debt, cash and risk management policies. It also reviews and recommends to the Board appropriate action with respect to significant financial matters, major capital expenditures and acquisitions, and funding policies of Arch Coal’s employee benefit plans.

Personnel and Compensation (“P&C”) Committee
      Members: Mr. Hunt (Chairman), Mr. Burke, Ms. Godley, Mr. Lockhart, Mr. Potter and Mr. Sands
      The P&C Committee met five times during 2004. The duties of this committee include the approval of the compensation of executive officers of Arch Coal and its subsidiaries and the selection of participants and awards under Arch Coal’s incentive plans. The P&C Committee also establishes policies regarding compensation, position evaluations, transfers, and terminations. In addition, the committee provides oversight of Arch Coal’s retirement, savings and other benefit plans.

Audit Committee
      Members: Mr. Burke (Chairman), Mr. Boyd and Mr. Perry
      The Audit Committee met nine times during 2004. Its primary responsibility is to oversee the Company’s financial reporting process on behalf of the Board including evaluating, selecting and, if necessary, replacing Arch Coal’s independent auditors, reviewing year-end and interim financial statements and the adequacy and effectiveness of internal accounting and financial controls. The Audit Committee is composed solely of independent directors and operates under a written charter adopted by the entire Board.
      The Board of Directors has affirmatively determined that Mr. Burke is an “audit committee financial expert” for purposes of the rules of the Securities and Exchange Commission and that each member of the Audit Committee is “financially literate” and “independent,” as required by the New York Stock Exchange listing rules and pursuant to Schedule 14A, Item 7(d)(3)(iv) under the Securities Exchange Act of 1934, as amended. In addition, the Board of Directors has determined that Mr. Burke’s service on the audit committees of the six public companies identified in his biography on page I-6 hereof does not impair his ability to serve effectively on our Audit Committee and that his continued service on our committee is in the best interests of the company and its stockholders.

Audit Committee Report
      Management is responsible for Arch Coal’s internal controls and the financial reporting process while the independent auditors are responsible for expressing an opinion on the conformity of Arch Coal’s audited financial statements with accounting principles generally accepted in the United States. In this context, the Audit Committee has met with and held discussions with management, with Arch Coal’s internal auditors and with Ernst & Young, LLP, its independent auditors.
      The Audit Committee reviewed with Arch Coal’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee also met with the auditors, with and without management present, to discuss the results of their examinations and their evaluations of Arch Coal’s internal controls. The committee also reviewed with the independent auditors their judgment as to the quality, and not just the acceptability, of Arch Coal’s accounting principles and financial controls and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and Arch Coal including the matters in the written disclosures required by the Independence Standards Board and whether the provision of non-audit services to Arch Coal by the firm is compatible with maintaining auditor independence. Pursuant to a policy adopted by the committee, Arch Coal’s independent auditors may only perform services on behalf of the company which are related to the audit. Additionally, all services provided by Arch Coal’s independent auditors must be pre-approved by the Committee. A copy of the Committee’s pre-approval policy is attached to this proxy statement as Exhibit B. Finally, the Committee received management representation that Arch Coal’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

      During 2004 and 2003, Ernst & Young charged fees for services rendered to Arch Coal as follows:

	Fee

Service	2004	2003

Audit	$1,588,494	$1,072,938
Audit related services	—	—
Tax services	240,000	55,012
All other services	—	—
      In addition to the financial statement audits of the company and certain of its subsidiaries (including the internal controls audit required under Section 404 of the Sarbanes-Oxley Act), audit services in 2004 include fees associated with Arch Coal’s common stock offering, the 2004 debt offering of Arch Western Finance, LLC, and registration of the notes issued in Arch Western Finance’s 2003 debt offering. Audit fees in 2003 represent fees related to the financial statement audits of the company and certain of its subsidiaries, fees associated with Arch Coal’s preferred stock offering and the 2003 debt offering of Arch Western Finance and accounting and auditing services related to Arch Coal’s implementation of FAS 143 and implementation of Section 404 of the Sarbanes-Oxley Act.
      Fees for tax services in 2004 represent the final payment related to a state property tax engagement. Tax services in 2003 were comprised primarily of preparation of Arch Coal’s federal and state tax returns. Subsequent to the final payment in 2004, Arch Coal no longer utilizes its primary audit firm for tax services.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has so approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee has also approved the selection of Ernst & Young as Arch Coal’s independent auditors for 2005. Representatives of Ernst & Young will attend the annual meeting and will have the opportunity to make a statement if they desire to do so.
      A copy of the Audit Committee Charter is attached to this proxy statement as Exhibit C.

AUDIT COMMITTEE
Frank M. Burke, Chairman
James R. Boyd
A. Michael Perry

Executive Sessions of the Board of Directors
      Mr. James R. Boyd, Chairman of the Board of Directors, serves as the Presiding Director at executive sessions of the Board where the chief executive officer is not present. The Board charter directs the non-management directors to meet regularly in executive session. Such sessions are normally held following or in conjunction with a regular board meeting. The Presiding Director is also available to consult with the chief executive officer about concerns of the Board, and is available for consultations with members of Arch Coal’s management as to any concerns they may have.
      Stockholders and other interested persons may contact Mr. Boyd directly by contacting Arch Coal’s confidential hotline at 1-866-519-1881 or by mail to Mr. James R. Boyd, Chairman, Arch Coal, Inc., One CityPlace Drive, Suite 300, St. Louis, MO 63141.

Compensation of Directors
      Directors who are Arch Coal employees do not receive payment for their services as directors. The following table displays all components of compensation for non-employee directors:

Amount of
Form of Compensation	Compensation

Annual Board Retainer*	$75,000
Additional Annual Retainer for Chairman of the Board	$100,000
Additional Annual Retainer for Audit Committee Chairman	$30,000
Additional Annual Retainer for other Committee Chairmen	$5,000
Board Attendance Fee (each meeting)	$1,250
Committee Attendance Fee (each meeting)	$1,250
New Director Fee**	$30,000

*	At least $40,000 of the annual retainer is subject to mandatory deferral under Arch Coal’s Outside Director’s Deferred Compensation Plan into a hypothetical investment in Arch Coal stock and is payable in cash upon the director’s termination of service.

**	New directors receive an additional $30,000 during their first full year of service on the Board. This additional amount is subject to mandatory deferral under the Deferred Compensation Plan into a hypothetical investment in Arch Coal stock and is payable in cash upon the director’s termination of service.
      Arch Coal also pays for each director’s costs of attending Board meetings and, under the Arch Coal, Inc. Director Matching Gift Program, the company donates $2.00 for each dollar contributed by directors to accredited institutions of higher education up to a maximum of $6,000 each year. Non-employee directors do not have a retirement plan, nor do they participate in Arch Coal’s benefit plans.

OWNERSHIP OF ARCH COAL COMMON STOCK

Ownership by Directors and Executive Officers
      The following table shows Arch Coal common stock owned beneficially by Arch Coal’s directors and executive officers as of March 1, 2005. In general, “beneficial ownership” includes those shares a person has the power to vote or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, each person has sole voting and investment power over his or her shares. Mr. Woodring’s stockholdings were omitted from the table as he retired from the company in February 2005 and is no longer an executive officer.

		Shares Underlying		Percentage of
	Shares of	Options Exercisable		Outstanding
Beneficial Owner	Common Stock	Within 60 Days	Total	Shares

James R. Boyd, Chairman of the Board and Director(1)(2)	60,282	-0-	60,282	*
Frank M. Burke, Director(2)	66,045	-0-	66,045	*
Patricia F. Godley(2)	1,411	-0-	1,411	*
Douglas H. Hunt, Director(2)(3)	28,752	-0-	28,752	*
Steven F. Leer, President, CEO and Director(1)(4)	25,305	375,876	401,181	*
Thomas A. Lockhart, Director(2)	4,039	-0-	4,039	*
A. Michael Perry, Director(2)	15,596	-0-	15,596	*
Robert G. Potter, Director(2)(5)	19,216	-0-	19,216	*
Theodore D. Sands, Director(2)	47,809	-0-	47,809	*
John W. Eaves, Executive Vice President and Chief Operating Officer(4)	1,607	122,626	124,233	*
Robert J. Messey, Senior Vice President and Chief Financial Officer	2,300	43,350	45,650	*
Robert G. Jones, Vice President-Law, General Counsel and Secretary(4)	2,169	74,750	76,919	*
All directors and executive officers of Arch Coal as a group (16 persons)(6)	289,581	824,923	1,114,504	1.8%

*	Less than one percent of the outstanding shares.

(1)	Includes shares held jointly with such person’s spouse in the following amounts: Mr. Boyd — 1,045 and Mr. Leer — 1,010.

(2)	Includes shares held under the Director Deferred Compensation Plan in the following amounts: Mr. Boyd — 26,596; Mr. Burke — 16,045; Ms. Godley — 1,411 Mr. Hunt — 17,752; Mr. Lockhart — 3,939; Mr. Perry — 9,317; Mr. Potter — 15,216; and Mr. Sands — 22,809.

(3)	Mr. Hunt also has a beneficial interest in a trust known as the Lyda Hunt-Herbert Trusts — Douglas Herbert Hunt in the amount of 209,477 shares. Mr. Hunt does not control the Trust.

(4)	Includes shares held under Arch Coal’s Employee Thrift Plan in the following amounts: Mr. Leer — 24,295; Mr. Eaves — 1,607; and Mr. Jones — 2,169.

(5)	Includes 4,000 shares held in Robert G. Potter Trust dated 11/05/1992, Robert G. Potter as Trustee.

(6)	Includes 29,522 shares held by executive officers under Arch Coal’s Employee Thrift Plan and 3,548 shares held by executive officers under Arch Coal’s Deferred Compensation Plan.

Ownership by Others
      The following table shows all persons or entities that Arch Coal knows were “beneficial owners” of more than five percent of Arch Coal common stock on March 1, 2005, and is based on filings made by such owners with the Securities and Exchange Commission.

	Shares of	Percent of
Beneficial Owner	Common Stock	Class*

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	3,721,780	5.9%
Appaloosa Management L.P.
Appaloosa Partners, Inc.
David A. Tepper 26 Main Street Chatham, New Jersey 07928	3,246,800	5.2%

*	Percentage of Arch Coal’s outstanding shares of common stock on March 1, 2005.

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Personnel and Compensation Committee

The P&C Committee
      The P&C Committee is comprised entirely of independent directors and has the responsibility for reviewing and approving changes to Arch Coal’s executive compensation policies and programs. The P&C Committee also reviews and makes recommendations for all compensation payments to the Chief Executive Officer and other executive officers, which are approved by the Board of Directors as a whole.

Compensation Principles
      Arch Coal’s compensation program for executives consists of three key elements:

•	base salary;

•	a performance-based annual bonus; and

•	a long-term incentive program consisting primarily of periodic grants of performance units, performance-contingent phantom stock and/or restricted stock units.
      The fundamental objective of Arch Coal’s executive compensation program is to attract, retain and motivate key executives to enhance long-term profitability and stockholder value. Arch Coal’s compensation program meets this objective by:

•	Providing for a level of base compensation that is competitive with other similarly sized publicly-traded companies, with particular emphasis on those in mining and extractive industries;

•	Providing total compensation opportunities which are comparable to the opportunities provided by a group of peer companies of similar size and diversity to Arch Coal in analogous or related businesses, as well as general industry indices;

•	Linking the compensation of Arch Coal executives to the operating and financial performance of the company by making significant elements of each executive’s compensation sensitive to the company’s overall performance;

•	Emphasizing variable pay and long-term incentives at more senior levels of the company; and

•	Rewarding executives for both the short and long-term enhancement of stockholder value.

Annual Base Salary
      Base compensation is determined in accordance with the executive compensation principles established by the P&C Committee. The P&C Committee considers overall company performance, individual performance, competitive compensation and target pay levels when determining compensation.

Annual Incentive Bonus
      Arch Coal’s incentive compensation plan provides opportunities for its key executives to earn annual incentive compensation based upon the successful achievement of individual and corporate financial and operating performance objectives. Approximately 200 employees were eligible to participate in the plan in 2004.
      For 2004, a participant’s annual incentive opportunity was based upon his or her level of participation in the bonus plan. The incentive opportunity is based upon the participant’s potential to affect operations or profitability. The maximum incentive opportunity in 2004 for the Chief Executive

Officer and the other executive officers named in this proxy statement, other than Mr. Woodring, was 100% of base salary. Mr. Woodring’s maximum incentive opportunity was 166.6% of his base salary.
      For 2004, awards for participants, including the CEO, were based on overall corporate and individual performance. Corporate performance is determined by comparing Arch Coal’s actual performance against objective performance measures, which are established by the Board at the beginning of each calendar year. For 2004, the corporate performance measures used for executive officers were adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), earnings per share (EPS), safety, environmental compliance and operating cost per ton. The individual performance factor was based upon an evaluation of the extent to which the executive officer successfully discharged his or her duties during the year.
      In March 2005 an aggregate bonus pay-out of $1,842,900 was made to Arch Coal’s executive officers based on the company’s performance in 2004. All award payments were subject to the review of the P&C Committee and approval by the Board.

Long-Term Incentives
      The P&C Committee has determined that a long-term incentive opportunity for each of Arch Coal’s executive officers should be delivered primarily through awards of restricted stock units; performance-contingent phantom stock and performance units. The committee intends that these long-term incentive opportunities be competitive and based primarily on actual company operating and stock performance.
      In 2004, no stock option grants were made to the executive officers named in this proxy statement.
      In 2004, awards of restricted stock units, performance-contingent phantom stock and performance units were made to the CEO and the other named executive officers. All of the restricted stock units vest ratably over a three year period. The performance-contingent phantom stock vests in the event the company’s common stock achieves an average pre-established closing price over a period of 20 consecutive trading days during the five-year period following the date of grant. The number of performance units earned are determined after three years based on the results of the following performance measures during the period: Arch Coal EBITDA growth v. a peer group; Arch Coal safety performance and Arch Coal environmental performance.
      In 2000, approximately 200 executive and management employees received grants of performance shares under the Stock Incentive Plan. Pursuant to this grant, performance shares could be earned based upon Arch Coal’s total stockholder return over the four-year period beginning January 1, 2000 relative to two external benchmarks: a peer group and the S&P 400 mid-cap index. Based on the exceptional performance demonstrated under the plan, the Board approved an award payable in cash to participants in January 2004. Payouts to the named executive officers are presented in the Summary Compensation Table on page I-17 of this proxy statement in the column headed “LTIP Payouts”.

Deductibility of Compensation
      Under Section 162(m) of the Internal Revenue Code, Arch Coal is subject to the loss of the deduction for compensation in excess of $1 million paid to one or more of the executive officers named in this proxy statement. This deduction can be preserved if Arch Coal complies with certain conditions in the design and administration of its compensation programs.
      The P&C Committee will make reasonable efforts, consistent with sound executive compensation principles and the needs of Arch Coal, to ensure that all future amounts paid to its executive officers will be fully deductible by the Company. Arch Coal believes that it is important to preserve flexibility in designing compensation programs. Accordingly, Arch Coal has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Other Plans
      Arch Coal maintains a Deferred Compensation Plan pursuant to which certain executives can defer base, annual and long-term incentive compensation. Arch Coal also maintains an Employee Thrift Plan, a Cash Balance Pension Plan, insurance and other benefit plans for its employees. Executives participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed by or paid to executives under the plans.

Compensation of the Chief Executive Officer
      Mr. Leer’s base compensation remained at $650,000 in 2004. For 2004, Mr. Leer’s maximum incentive opportunity under Arch Coal’s annual incentive compensation plan was 100% of his base salary. Mr. Leer was awarded a bonus payout of $388,100 under the plan. Mr. Leer’s base compensation was increased to $715,000 for 2005.

Kenneth G. Woodring Severance Arrangement
      During 2004, Mr. Woodring announced his retirement from the company, effective February 2005. In connection with his retirement, the Company and Mr. Woodring entered into a severance agreement, which provides for a lump-sum payment to Mr. Woodring of $611,984. In addition, all of Mr. Woodring’s stock options and a portion of the performance units and restricted stock units will vest upon his retirement. These grants have a value of $795,535 based on the closing price of the Company’s common stock at the last trading day of 2004 of $35.54. Mr. Woodring will also be entitled to the shares of performance-contingent phantom stock shown on the table on page I-18 of this proxy statement. In addition, Mr. Woodring is eligible to participate in the medical, dental and group life insurance plans of the company for a period of one year following his retirement. Mr. Woodring has also agreed that he will act as a consultant to the company for a period of one year following his retirement, for which Mr. Woodring will be entitled to compensation in the amount of $190,000.

General
      This report is submitted by the P&C Committee with respect to all matters set forth in the report, except for those matters related to stock based compensation awards. This report is also submitted by the entire Board of Directors, but only with respect to stock based compensation awards. Mr. Leer excused himself from Board meetings and abstained from voting with respect to all matters relating to his own compensation and to stock-based compensation.

      In summary, the P&C Committee and the Board believe that the total compensation opportunities provided to Arch Coal’s executive officers create a strong linkage and alignment with the long-term best interest of Arch Coal and its stockholders.

Personnel and
Compensation Committee	Arch Coal, Inc. Board of Directors

Douglas H. Hunt, Chairman	James R. Boyd, Chairman
Frank M. Burke	Frank M. Burke
Patricia F. Godley	Patricia F. Godley
Thomas A. Lockhart	Douglas H. Hunt
Robert G. Potter	Steven F. Leer
Theodore D. Sands	Thomas A. Lockhart
A. Michael Perry
Robert G. Potter
Theodore D. Sands

Summary Compensation Table
      The following table is a summary of compensation information for each of the last three years for the Chief Executive Officer and each of the other four most highly compensated executive officers, based upon annual salary and bonus for the year 2004:

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
						Securities
				Other Annual	Restricted	Underlying		All Other
Name and				Compensation	Stock	Option	LTIP	Compensation
Principal Position	Year	Salary($)	Bonus($)	($)(1)	Awards(2)($)	Awards(#)	Payouts($)	(3)($)

Steven F. Leer	2004	650,000	388,100	4,463	1,205,303	-0-	1,820,411	53,233
President & Chief	2003	650,000	158,000	5,948	-0-	-0-	-0-	38,297
Executive	2002	650,000	-0-	8,785	-0-	218,900	-0-	36,363
Officer
John W. Eaves	2004	400,000	238,900	7,784	741,732	-0-	663,444	39,988
Executive Vice	2003	400,000	81,000	3,795	1,055,500	-0-	-0-	19,724
President &	2002	320,000	-0-	8,269	-0-	71,900	-0-	19,148
Chief Operating
Officer
Kenneth G. Woodring	2004	380,000	282,000	4,409	300,976	-0-	864,601	24,977
Executive Vice	2003	380,000	61,600	4,276	-0-	-0-	-0-	22,781
President —	2002	380,000	-0-	4,507	-0-	85,400	-0-	21,805
Operations(4)
Robert J. Messey	2004	305,000	182,100	7,007	565,577	-0-	278,622	24,575
Senior Vice	2003	305,000	49,500	7,024	-0-	-0-	-0-	18,335
President and	2002	305,000	-0-	6,715	-0-	68,500	-0-	18,245
Chief Financial
Officer
Robert G. Jones	2004	290,000	173,200	5,366	229,709	-0-	386,072	22,584
Vice President —	2003	290,000	37,600	3,795	-0-	-0-	-0-	16,777
Law, General	2002	260,000	-0-	3,980	-0-	58,400	-0-	8,695
Counsel &
Secretary

(1)	Represents tax reimbursement payments.

(2)	The Restricted Stock Awards are issued in units, not shares. The value shown is the number of restricted units times the market price of Arch Coal common stock on the day of grant. The value given does not reflect the fact that the units are restricted. A portion of the 2004 grants were converted from vested performance-contingent phantom stock grants. The restricted stock units vest based on the passage of time.

(3)	This amount represents: contributions made to the applicable Employee Thrift Plan for 2002, 2003 and 2004; credits made under Arch Coal’s Deferred Compensation Plan for 2003 and 2004; and dividend equivalent payouts for 2004. All contributions to the Employee Thrift Plan were made during the listed year. All credits pursuant to the Deferred Compensation Plan were made in the following year.

(4)	Mr. Woodring retired from the company on February 21, 2005.

Stock Option Grants
      There were no stock option grants granted to the named executive officers during 2004.

Performance Unit Awards
      The following table shows information with respect to performance units awarded to each of the named executive officers under the Stock Incentive Plan in 2004. The performance period with respect to such awards is January 1, 2004 through December 31, 2006. The performance units are valued at $1.00 per unit. The number of units earned are determined after three years based on the results of the following performance measures during the period: Arch Coal EBITDA growth v. a peer group; Arch Coal safety performance and Arch Coal environmental performance.

Number of
Performance
Name	Units Granted(#)

Steven F. Leer	1,300,000
John W. Eaves	800,000
Kenneth G. Woodring	760,000
Robert J. Messey	610,000
Robert G. Jones	773,140

Performance-Contingent Phantom Stock Awards
      The following table shows information with respect to shares of performance-contingent phantom stock awarded to each of the named executive officers under the Stock Incentive Plan in 2004. The performance-contingent phantom stock vests in the event the company’s common stock achieves an average pre-established closing price over a period of 20 consecutive trading days during the five-year period following the date of grant.

Number of Shares of
Performance — Contingent
Name	Phantom Stock Granted(#)

Steven F. Leer	71,368
John W. Eaves	43,918
Kenneth G. Woodring	12,492
Robert J. Messey	33,488
Robert G. Jones	9,533

Stock Option Exercises and Year-End Values
      The table below sets forth option exercises during 2004 by the named executive officers and the following information with respect to the status of their options as of December 31, 2004:

•	The total number of exercisable and unexercisable stock options held at December 31, 2004; and

•	The aggregate dollar value of in-the-money unexercised options at December 31, 2004.

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money Options at
	Acquired		Options at FY-End(#)	FY-End($)*
	on	Value
Name	Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Steven F. Leer	0	0	421,852/109,448	6,345,191/1,659,779
John W. Eaves	0	0	134,652/35,948	1,857,963/545,151
Kenneth G. Woodring	174,170	2,054,139	0/42,700	0/647,546
Robert J. Messey	22,300	314,430	50,826/34,248	1,003,981/519,371
Robert G. Jones	10,000	110,000	70,150/29,200	1,035,141/442,818

*	Calculated based on the closing stock price of Arch Coal’s common stock on the last trading day of 2004 of $35.54.

Pension Plans
      On January 1, 1998, Arch Coal replaced its existing pension plans with a new Cash Balance Pension Plan. The benefits of participating individuals under the former plans were vested as of that date and his or her cash balance account was credited with the present value of his or her earned pension benefit, payable at age 65. Salaried employees hired after January 1, 1998 become vested after three years of employment. On an annual basis (or a shorter period if a participant’s employment is terminated), each participant’s account is credited with the following:

•	contribution credits equal to a percent of total pay;

•	transition credits for a period equal to a participant’s credited service under the prior pension plan as of December 31, 1997 (to a maximum of 15 years from December 31, 1997); and

•	interest credits based on one-year treasury yields plus 1%.
      The percentage amounts of the contribution and transition credits, which are shown in the following chart, are based on the participant’s age at year end:

	Contribution Credits	Transition Credits as
Age at Year End	as % of Total Pay*	% of Total Pay**

Under 30	3.0%	1.0%
30 to 34	4.0%	1.0%
35 to 39	4.0%	2.0%
40 to 44	5.0%	3.0%
45 to 49	6.0%	4.0%
50 to 54	7.0%	4.0%
55 and over	8.0%	4.0%

*	Plus an additional 3% of pay above the Social Security wage base.

**	Total pay means regular salary plus annual incentive bonus payments paid during the subject calendar year.
      As of December 31, 2004, the estimated annual annuities (based on one-year treasury yields) payable at age 65 to executive officers named in this proxy statement are as follows:

Estimated Annual
Name	Payments*

Steven F. Leer	335,014
John W. Eaves	194,038
Kenneth G. Woodring	179,086
Robert J. Messey	37,644
Robert G. Jones	110,858

*	Assumes the executive officer works until age 65, annual base compensation remains unchanged from 2004, and that future incentive compensation is equal to the average of that awarded over the last four years. The interest rate used for determining the annuity was 4.86%. The interest credits for 2005 and future years was 4.25%.

Employment Agreements
      Each executive officer has an employment agreement with Arch Coal that requires the company to continue the executive’s salary and benefits for one year if he or she resigns after being constructively terminated (as defined in the agreement) or is terminated without cause. If, however, the executive resigns for good reason or is terminated without cause within two years after a change in control of the company, then, depending upon his or her position, the executive would receive a payment equal to up to three-times the highest annual compensation (including incentive compensation) received by such executive during the prior three years. In addition, certain benefits would continue for up to three years depending upon the benefit and position held by the executive.

Section 16(a) Beneficial Ownership Reporting Compliance
      Under the securities laws, Arch Coal’s directors, executive officers and any persons beneficially holding more than ten percent of its common stock are required to report their ownership of the common stock and any changes in that ownership to the SEC and the New York Stock Exchange. Specific due dates for these reports have been established, and Arch Coal is required to report in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied in 2004. In making these statements, Arch Coal has relied on copies of the reports that its executive officers and directors have filed with the SEC.

Securities Authorized for Issuance Under Equity Compensation Plans
      The Arch Coal, Inc. 1997 Stock Incentive Plan, which has been approved by Arch Coal’s stockholders, is the sole plan under which Arch Coal’s equity securities are authorized for issuance to employees. The following table shows the number of shares of common stock to be issued upon exercise of options outstanding at December 31, 2004, the weighted average exercise price of those options, and the number of shares of common stock remaining available for future issuance at December 31, 2004, excluding shares to be issued upon exercise of outstanding options. No warrants or rights had been issued under the Plan as of December 31, 2004.

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities		Under Equity
	to Be Issued	Weighted-Average	Compensation Plans
	Upon Exercise	Exercise Price	(Excluding Securities
	of Outstanding Options,	of Outstanding Options,	to Be Issued
	Warrants and Rights	Warrants and Rights	Upon Exercise)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,964,574	$20.85	2,676,757
Equity compensation plans not approved by security holders	n/a	n/a	n/a

Total	2,964,574	$20.85	2,676,757

Stock Price Performance Graph
      The graph below compares the cumulative total return to stockholders (stock price appreciation plus reinvested dividends) on Arch Coal’s common stock with the cumulative total return on two indices: a peer group and the Standard & Poor’s (S&P) 400 (Midcap) Index. The graph assumes that:

•	You invested $100 in Arch Coal common stock and in each index at the closing price on December 31, 1999;

•	all dividends were reinvested;

•	annual reweighting of the peer group; and

•	you continued to hold your investment through December 31, 2004.
5-YEAR TOTAL SHAREHOLDER RETURN
ARCH COAL INC vs S&P 400 (MIDCAP) AND INDUSTRY PEER GROUP

SOURCE:	Standard & Poor’s Research Insight
NOTES:	Reflects month-end dividend reinvestment, and annual reweighing of the Industry Peer Group.
The companies included in the Industry Peer Group are:
     Consol Energy Inc, Freeport McMoran Copper&Gold, Massey Energy Co, Newmont Mining Corp, Peabody Energy Corp, and Southern Peru Copper

Summary	12/1999	12/2000	12/2001	12/2002	12/2003	12/2004

Arch Coal Inc	100	128	208	200	292	336
S&P 400 (MIDCAP)	100	117	117	100	135	158
Industry Peer Group	100	81	97	108	197	213

INTERNAL REVENUE CODE SECTION 162(m)
APPROVAL OF ARCH COAL’S INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS
(PROXY ITEM NO. 2)
      We are asking you to approve the company’s Incentive Compensation Plan for Executive Officers (the “Plan”), the material terms of which are described below. The Plan is attached to this proxy statement as Exhibit D. Section 162(m) of the Internal Revenue Code requires stockholder approval of the plan in order for the company to obtain an income tax deduction for compensation paid over $1 million to one or more of the executive officers named in this proxy statement. If the plan is approved, it will meet the stockholder approval requirements of Section 162(m) until 2010 unless the plan terms are materially amended, in which case we would again ask for stockholder approval. If approved, the Plan will replace the existing incentive compensation plan which was last approved by the stockholders of the company in 2001.
      The purpose of the Plan is to provide an opportunity for executive officers of Arch Coal to earn competitive annual cash incentive awards through the achievement of Company performance goals. The Plan provides for objective company performance measures to be established by the P&C Committee within 90 days of the beginning of each calendar year. Such goals may include one or more of the following: net income, cash flow, adjusted EBITDA, operating income, earnings per share, debt reduction, safety incident rate, cost reduction, production rates, environmental compliance and operating cost per ton. Individual awards are determined based on the company’s performance for the plan year compared to the performance measures set for the year. Awards may be decreased at the discretion of the Committee; however they may not be increased. The maximum annual award that may be earned by any participant under the Plan is $2.5 million. Awards are paid in cash in the year following the year in which they are earned.
Your Board of Directors recommends that you vote “FOR” Code Section 162(m) approval of Arch Coal’s Incentive Compensation Plan for Executive Officers
ADDITIONAL INFORMATION

Information About Stockholder Proposals
      If you wish to submit proposals for possible inclusion in our 2006 proxy materials, we must receive them on or before November 28, 2005. Proposals should be mailed to:
Arch Coal, Inc.
One CityPlace Drive
Suite 300
St. Louis, Missouri 63141
Attention: Robert G. Jones, Vice President — Law, General Counsel and Secretary
      If you wish to nominate directors and/or propose proper business from the floor for consideration at the 2005 Annual Meeting of Stockholders, our by-laws provide that:

•	You must have notified Arch Coal’s Secretary in writing;

•	Your notice must have been received at Arch Coal’s headquarters not earlier than January 28, 2005 and not later than February 24, 2005; and

•	Your notice must contain the specific information required in our by-laws.
      We will send copies of these requirements to any stockholder who writes to us requesting this information. Please note that these three requirements apply only to matters that you wish to bring before your fellow stockholders at the 2005 Annual Meeting without submitting them for possible inclusion in our 2005 proxy materials.

Directions to the Annual Meeting
      From Downtown St. Louis: Take Interstate 64 West to 270 North. Exit at Olive Boulevard. Take Olive Boulevard East to CityPlace Drive. North on CityPlace Drive to Arch Coal’s headquarters at CityPlace One.
      From Lambert International Airport: Take Highway 70 West to 270 South. Exit at Olive Boulevard. Take Olive Boulevard East to CityPlace Drive. North on CityPlace Drive to Arch Coal’s headquarters at CityPlace One.

Robert G. Jones
Vice President — Law, General Counsel and Secretary
March 10, 2005

EXHIBIT A
ARCH COAL, INC.
CORPORATE GOVERNANCE GUIDELINES
The Vision of Arch Coal is:
To create superior customer and shareholder value as the safest, lowest cost and most environmentally responsible supplier of coal-based energy in the world.
In Furtherance of that Vision, our Mission is:
      Arch Coal is dedicated to being a market-driven global leader in the coal industry and to creating superior long-term shareholder value. We will conduct our business with integrity and an unrelenting passion for providing the best value to our customers. We will foster an innovative, motivating work environment and operate safe, low cost mines, utilizing our resources effectively and efficiently.
      The directors are employed by stockholders to oversee management so as to hold managers accountable for the pursuit of the corporate vision and mission.

I. DIRECTOR QUALIFICATION STANDARDS
      The principal qualities of an effective corporate director include strength of character, an inquiring and independent mind, practical wisdom, and mature judgment. In addition to these qualities, Arch Coal’s criteria include recognized achievement, an ability to contribute to some aspect of the company’s business, and the willingness to make the commitment of time and effort required of an Arch Coal director. In order to find the most valuable talent available to meet these criteria, the Board considers candidates diverse in geographic origin, gender, ethnic background, and professional experience (private, public, and non-profit). The goal is to include members with the skills and characteristics that taken together will assure a strong Board.
      The number of directors that constitutes the Board is fixed from time to time by a resolution adopted by a two-thirds majority of the Board. Currently, the Board is composed of 9 members.
      It is the policy of the Board to have an overwhelming majority of directors who meet the applicable independence requirements of the New York Stock Exchange (“NYSE”), the Sarbanes-Oxley Act and the Securities and Exchange Commission (“SEC”). In addition, it is the policy of the Board to have significant representation on the Board of individuals not affiliated with a significant shareholder of Arch Coal.
      The Board itself is responsible, in fact as well as procedure, for selecting new Board members who will join the Board between shareholder meetings as well as those to be nominated by the Board for election by shareholders. The Board delegates the screening process to the Nominating and Corporate Governance Committee, with direct input from the CEO and Chairman. Candidates may be recommended to the Nominating and Corporate Governance Committee by other directors, employees, and shareholders.
      Arch Coal does not have term limits for its directors, but does have mandatory retirement for outside directors at the annual meeting following such director’s 72nd birthday. Further, the Nominating and Corporate Governance Committee reviews each director’s performance on the Board when the director’s Board term has expired and the slate of director candidates is being developed for inclusion in the proxy.
      Non-employee directors inform the Chairman of the Nominating and Corporate Governance Committee and the CEO of any principal occupation change, including retirement, and offer their resignation to the Chairman of the Nominating and Corporate Governance Committee. The Chairman of the Nominating and Corporate Governance Committee, in turn, advises the Committee of such change of status so that the Committee with the aid of the CEO and Chairman can decide whether to accept the resignation.
      The Board has no policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. The Board believes that it should have the ability to make this determination on a case-by-case basis in a manner it deems in the best interest of Arch Coal.

II. DIRECTOR DUTIES AND RESPONSIBILITIES
      In fulfilling its responsibilities, Arch Coal’s Board performs the following principal functions:

1.	Ensuring legal and ethical conduct;

2.	Selecting, evaluating, compensating, and, where necessary, replacing the CEO and other senior executives;

3.	Approving corporate strategy;

4.	Providing general oversight of the business;

5.	Evaluating Board processes and performance;

6.	Selecting and nominating candidates for the election to the Board of Directors; and

7.	Compensating directors.
      Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The CEO, in consultation with the Chairman, establishes the agenda for each Board meeting. Any director is entitled to add to the agenda any matter that the director reasonably believes should be on the agenda. Prior to each Board meeting, the Board members receive an agenda for the meeting, along with advance copies (when possible) of any written materials to be discussed. In addition, the CEO regularly distributes to all Board members items of topical interest relating to Arch Coal, its operating environment, and the markets that it serves.
      The non-management directors meet regularly in executive session, with such meetings led by the Chairman. The Board also meets regularly in open session joined by selected members of Arch Coal’s Senior management. All of Arch Coal’s senior officers make presentations to the Board on a regular basis. In addition, from time to time various other corporate personnel attend open Board sessions and make presentations.
      Board members have complete access to corporate management at all times. Board members use judgment to be sure that this contact is not distracting to the business operation of the company. In addition, the Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

III. BOARD COMMITTEES
      Arch Coal has four standing committees: Audit, Nominating and Corporate Governance, Finance, and Personnel and Compensation (“P&C”). Pursuant to Arch Coal’s bylaws, the Board may create or discharge any committee at any time, subject to the rules and regulations of the NYSE, the Sarbanes-Oxley Act and the SEC.
      The Nominating and Corporate Governance Committee, after consultation with the Chairman and CEO and with consideration of the desires of individual Board members, recommends committee assignments including the chairmanships to the full Board for approval.
      Committee chairmanships usually are rotated every three years. Other committee members are rotated periodically as the Board deems appropriate, although membership on a committee is normally limited to six years for one assignment. Exceptions to these guidelines are made as the Board deems appropriate.
      The Audit Committee, Nominating and Corporate Governance Committee, and the P&C Committee consist only of independent directors under criteria established by the NYSE. Each of these committees has its own charter which sets forth the purposes, goals and responsibilities of such committee. The charters also provide that each committee will annually evaluate its performance.
      The CEO and Secretary of Arch Coal, in consultation with the Chairman and each committee chairman, sets the committee meeting calendar for the upcoming calendar year. Each committee reports to the Board at the next meeting of the Board following the committee meeting.
      Prior to each committee meeting, the committee members receive an agenda for the meeting, along with advance copies (when possible) of any written materials to be discussed.
      Each committee chairman convenes as appropriate executive sessions of non-employee or outside Board members of the committee to discuss its operations.

IV. DIRECTOR ORIENTATION AND EDUCATION
      Management will provide new Directors with an initial orientation in order to familiarize them with their responsibilities as Directors under law and the New York Stock Exchange Listing Standards, and with the Company and its strategic plans, its significant financial, accounting and risk management policies and procedures, its compliance programs, its Business Code of Conduct, its senior management, and its internal and independent auditors.
      In addition, on an ongoing basis, Directors are encouraged to attend continuing education opportunities to provide knowledge of current developments in relevant matters or to improve critical skills.

V. EVALUATING BOARD PROCESSES AND PERFORMANCE
      The Nominating and Corporate Governance Committee reports annually to the Board on an assessment of the Board’s performance. This is discussed by the Board at first with the CEO in attendance; then, if desired by the Chairman of the Nominating and Corporate Governance Committee or any other director, it is discussed in an executive session of non-employee directors. This assessment is of the Board’s contribution as a whole and reviews areas in which the Board and/or the management believes a better contribution could be made. The Nominating and Corporate Governance Committee is responsible for evaluating the performance of current Board members at the time they are considered for re-nomination to the Board.

VI. DIRECTOR COMPENSATION
      The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board concerning directors’ compensation, including benefits. In undertaking its review, this Committee may receive advice from the CEO and internal staff and engage outside consultants to provide reports on trends in director compensation, including compensation paid to outside directors of other companies.
      The Board seeks to avoid compensation elements that may compromise the independence of directors, such as consulting contracts or other indirect forms of compensation to a director or an organization with which the director is affiliated.

VII. CONFLICT OF INTEREST
      A director’s business or family relationships may occasionally give rise to that director’s material personal interest on a particular issue. The Board, after consultation with counsel, determines whether such a conflict of interest exists on a case-by-case basis. The Board takes appropriate steps to identify such potential conflicts and to assure that all directors voting on an issue are disinterested with respect to that issue.

VIII. THE CEO AND SENIOR MANAGEMENT
      The full Board of non-employee directors makes an annual evaluation of the CEO’s performance, taking into account both the financial performance of the business and the qualitative performance of the CEO, including, for example, vision and leadership, accomplishment of long-term strategic objectives, and development of management. The results are used to identify strengths and areas needing improvements and to provide input to the P&C Committee’s evaluation of the CEO for compensation purposes.
      The CEO reviews annually with the Board the current goals of the other senior officers and the extent to which these officers have accomplished their previous goals.
      The P&C Committee annually evaluates the performance of the CEO and other senior officers for compensation purposes and makes compensation recommendations to the Board (non-employee directors). The Board reviews these evaluations and recommendations and determines the compensation, including incentive pay.
      The CEO makes an annual report to the Board on succession planning and management development. In this report, the CEO recommends at least one individual who could assume the CEO position if the CEO unexpectedly should be unavailable for service, updating this recommendation as appropriate.
      The CEO and other senior officers obtain the approval of the Nominating and Corporate Governance Committee prior to accepting an invitation to serve on the Board of another public company or on the Board of any private company that would represent a material commitment of time. It is generally advisable to limit such outside directorships to no more than two.
      The CEO and other senior officers of Arch Coal do not serve on the Board of a company for which an Arch Coal non-employee director serves as an officer.
These principles and policies are in addition to and are not intended to change or interpret any Federal or state law or regulation, including the Delaware General Corporation Law, or the Certificate of Incorporation or By-laws of the Company. The Board of Directors will review these Guidelines at least annually and, if appropriate, revise these Guidelines from time to time.

EXHIBIT B
POLICY FOR THE PROVISION OF SERVICES
BY THE COMPANY’S INDEPENDENT AUDITORS
(REVISED)
      Arch Coal, Inc. (the “Company”) is aware of the importance of maintaining investor confidence in the integrity of its audited financial statements. To this end, it is essential that the Company’s outside auditors remain independent from the Company both in fact and appearance and thereby remain capable of exercising objective and impartial judgment on all issues encompassed within the audit engagement. The Company is also aware of the greater sensitivity of the Securities and Exchange Commission (the “Commission”) in the area of auditor independence, as reflected in the February 2001 revision of the Commission’s Auditor Independence Requirements (the “Independence Rules”). As a result, the Company has adopted this policy for engaging the Company’s independent auditors.

I. Scope of Policy
      This policy covers all audit and non-audit service engagements (“Engagements”) between the Company (or any of its subsidiaries or affiliates) and its independent auditors or any of the auditor’s employees or affiliates (collectively, the “Auditors”), including, without limitation, Engagements for:

•	tax compliance and planning;

•	management consulting;

•	information systems design and implementation;

•	mergers and acquisitions planning;

•	appraisal or valuation services and fairness opinions; or

•	actuarial services.

II. Process for Approval of Engagements

A. Chief Financial Officer Approval
      The Chief Financial Officer (“CFO”) of the Company shall review and recommend to the Audit Committee each Engagement. In exercising his duties hereunder, the CFO shall discuss with the management representative(s) requesting the Engagement and, at his discretion, with the Auditors, the scope, benefits and cost of each proposed Engagement and the impact of such proposed Engagement on the Auditor’s independence.

B. Audit Committee Approval
      The Audit Committee shall have the ultimate authority and responsibility to approve each Engagement. At his discretion, the Chair of the Audit Committee may represent the entire Committee for the purposes of this approval.

C. Independence Determination
      In the determination of whether a proposed Engagement will impair, in appearance or in fact, the Auditor’s independence, it shall be considered whether the relationship:

•	creates a mutual or conflicting interest between the Auditor and the Company;

•	places the Auditor in the position of auditing his or her own work;

•	results in the Auditor acting as management or an employee of the Company; or

•	places the Auditor in a position of being an advocate for the Company.

B-1

      In determining the foregoing, the following factors shall be considered:

•	whether the Engagement facilitates the performance of the audit, improves the Company’s financial reporting process, or is otherwise in the public interest;

•	whether the Engagement will be performed principally for the audit committee;

•	the effects of the Engagement, if any, on audit effectiveness or on the quality and timeliness of the Company’s financial reporting process;

•	whether the Engagement would be performed by specialists (e.g., technology specialists) who ordinarily also provide recurring audit support;

•	whether the Engagement would be performed by audit personnel and, if so, whether it will enhance their knowledge of the Company’s business and operations;

•	whether the role of those performing the Engagement (e.g., a role where neutrality, impartiality and Auditor skepticism are likely to be subverted) would be inconsistent with the Auditor’s role;

•	whether the audit firm’s personnel would be assuming a management role or creating a mutuality of interest with management;

•	whether the Auditors, in effect, would be auditing their own numbers;

•	whether the project must be started and completed very quickly;

•	whether the audit firm has unique expertise in the Engagement; and

•	the size of the fee for the Engagement on a stand-alone basis and as a percentage of the anticipated audit fees for the calendar year.

III. Prohibited Engagements
      The following types of Engagements shall be prohibited as impairing the Auditor’s independence, except under the limited circumstances of a demonstrated exception to the Independence Rules:

•	bookkeeping or other services related to the Company’s accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services;

•	fairness opinions;

•	actuarial services;

•	internal audit services;

•	management functions (i.e. performing a decision-making or supervisory function within the Company);

•	human resource services (i.e. candidate searches or evaluations or reference checks);

•	broker-dealer services;

•	legal services; and

•	any Engagement whereby the Auditor will be compensated based on a contingent fee arrangement.
Approved and Adopted by the
Audit Committee of the Board of Directors
April 2003
(revised February 2004)

B-2

EXHIBIT C
ARCH COAL, INC.
AUDIT COMMITTEE CHARTER

Purpose
      The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight over (1) the integrity of the financial statements, internal accounting, financial controls, disclosure controls and financial reporting processes of the Company, (2) the independent auditors’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, (4) the compliance by the Company with legal and regulatory requirements, and (5) provide an open level of communication among the independent auditors, financial and senior management and the Board.
      The Committee shall prepare, or cause to be prepared, the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Limitation of Audit Committee’s Role
      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.
      Additionally, the Board and the Committee recognize that financial management (including the internal audit staff), as well as the independent auditors, have more time, knowledge and more detailed information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurances as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

Committee Membership
      The Committee shall consist of no fewer than three members. All Committee members shall be financially literate, as determined by the Board, and at least one member of the Committee shall have a background in financial reporting, accounting and auditing. All members of the Committee shall meet all other independence, experience and expertise requirements of the New York Stock Exchange. The Committee shall endeavor to at all times have at least one member who is an “audit committee financial expert,” as defined by SEC regulations.
      The members of the Committee shall be appointed by the Board on the recommendation of the Nominating & Corporate Governance Committee. Committee members may be replaced by the Board.
      The Board shall appoint one of the members of the Audit Committee as Chairperson. It is the responsibility of the Chairperson to schedule all meetings of the Committee and to provide the Committee with a written agenda prior to each meeting.
      Compensation shall be limited to director fees and committee fees (including committee chairmanship fees).

Committee Authority and Responsibilities
      The independent auditors shall report directly to the Audit Committee. In that regard, the Committee is directly responsible for engagement of the independent auditors, has the sole authority to appoint or replace the independent auditors, and shall pre-approve all audit engagement fees and terms and all non-audit engagements with the independent auditors and shall disclose its policies for approval of such engagements in the Company’s periodic reports filed with the SEC. In addition, it is a direct responsibility of the Audit Committee for resolution of disagreements between management and the independent auditors regarding accounting and financial matters.
      The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee may delegate authority to the Chair of the Committee and/or a subcommittee of the Audit Committee when appropriate, including authority to negotiate and pre-approve audit and non-audit fees for the independent auditor as needed between Audit Committee meetings subject to ratification by the full Committee. All actions taken pursuant to a delegation of authority described in the previous sentence shall be presented to the full Committee at its next regularly scheduled meeting for review and ratification.
      The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain its own special legal, accounting or other consultants to advise the Committee and the Company will provide adequate funding for such activities. In addition, the Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet with management, the internal auditors and the independent auditors in separate executive sessions at least quarterly. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s outside legal counsel, investment bankers or financial analysts who follow the Company.
      The Committee shall make regular reports to the Board and provide copies of the minutes of each meeting to the Board as soon as practical after each Committee meeting. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.
      The Committee, to the extent it deems necessary or appropriate, shall:

1. Discuss with management and the independent auditors the annual audited financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations, including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements and the results of the audit and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Discuss with management and the independent auditors the Company’s quarterly financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, including the results of the independent auditors’ reviews of the quarterly financial statements, prior to the filing of such financial statements.

3. Discuss with management and the independent auditors, at the conclusion of the annual audit, significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements. To further this goal, the Committee shall receive reports at least quarterly from the independent auditors, and prior to the filing of its report with the SEC, on all critical accounting policies and practices of the Company, all alternative treatments of financial information within GAAP that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management.

4. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

5. Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

6. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

(a) The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditors, internal auditors and/or management.

(b) The management letter provided by the independent auditors and the Company’s response to that letter.

(c) Any problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, any accounting adjustments noted or proposed but passed (as immaterial or otherwise) and any significant disagreements with management. Also, discuss management’s response to the annual “management” letter prepared by the independent auditors.

7. Meet with the independent auditors prior to the audit to discuss the planning and staffing of the audit.

8. Discuss the experience, qualifications, performance and independence of the Company’s independent auditor, including all relationships between the auditing firm and the Company and its Directors and officers. Discuss the experience, qualifications, performance and independence of the lead partner as well as the senior members of the independent auditors’ team. Periodically discuss the industry and other qualifications of the major accounting firms in the Company’s industry.

9. Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Company and the impact of any such relationships on the independence of the independent auditor.

10. At least annually, discuss the overall performance of the independent auditors, taking into account the opinions of management and the internal auditors.

11. At least annually, present the Committee’s conclusions regarding the independence and performance of the independent auditors to the Board and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself as to the qualifications, performance and independence of the independent auditors.

12. Discuss whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the lead audit partner more often that required by law, or even the independent auditing firm itself on a regular basis.

13. Set policies for the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account.

14. Obtain and review a quarterly report on matters discussed by the independent auditors with its national office regarding the Company.

15. Review all related-party transactions.

16. Discuss internal audit plan and review assistance to be provided independent accountants by internal audit staff.

17. Discuss the appointment and replacement of the senior internal auditing executive.

18. Discuss the significant reports to management prepared by the internal audit department and management’s responses.

19. Discuss with the independent auditors the responsibilities of the internal audit department, as well as the internal audit program, budget and staffing and any recommended changes in the planned scope of the internal audit.

20. Discuss the Internal Audit Charter at least annually.

21. Discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., the Company’s Code of Business Conduct) and any special audit steps adopted in light of material control deficiencies.

22. Discuss with the Board the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

23. Discuss management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

24. Establish and discuss annually procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

25. Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

26. Discuss with the Company’s General Counsel legal matters that may have a significant impact on the financial statements or the Company’s compliance policies.

ARCH COAL, INC.
INCENTIVE COMPENSATION PLAN
FOR EXECUTIVE OFFICERS

1. Purpose of the Plan
      The purpose of the Arch Coal, Inc. Incentive Compensation Plan for Executive Officers (as amended from time to time, the “Plan”) is to provide an opportunity for Executive Officers of Arch Coal, Inc. to earn competitive annual cash incentive awards through the achievement of pre-established performance goals.

2. Definitions
      A. “Award” means the amount earned by an Executive Officer for a Plan Year in accordance with Section 4.
      B. “Base Salary” means the actual base pay earned by an Executive Officer during the Plan Year.
      C. “CEO” means the Chief Executive Officer of the Company.
      D. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
      E. “Committee” means the Personnel & Compensation Committee of the Board of Directors of Arch Coal, Inc.
      F. “Company” means Arch Coal, Inc. and its subsidiaries.
      G. “Executive Officer” means the President and CEO, the Chief Operating Officer, the Chief Financial Officer and each Vice President and other officer of the Company who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.
      H. “Maximum Award Opportunity” shall be the maximum annual incentive Award that an Executive Officer is eligible for under this Plan.
      I. “Performance Measures” means the Company performance objectives determined by the Committee within 90 days of the beginning of each Plan year for Executive Officers. Performance Measures may include, but are not limited to, (i) net income; (ii) cash flow; (iii) earnings before interest, taxes, depreciation, depletion and amortization (EBITDA); (iv) operating income; (v) earnings per share (EPS); (vi) debt reduction; (vi) safety incident rate; (viii) cost reduction; (ix) production rates; (x) environmental compliance; and (xi) operating cost per ton. As determined by the Committee, the Performance Measures shall be applied (A) in absolute terms or relative to one or more other companies or indices and (B) to a business unit, geographic region, one or more separately incorporated entities, or the Company as a whole.
      J. “Plan” means the Arch Coal, Inc. Incentive Compensation Plan for Executive Officers, as it may be amended from time to time.
      K. “Plan Year” means the calendar year, commencing on January 1 and ending on December 31.

3. Eligibility
      A. The Committee shall establish, from time to time, Award opportunities for Executive Officers.
      B. Awards to Executive Officers who begin participating in the Plan after the beginning of a Plan Year will be prorated using the ratio of months the Executive Officer is in the Plan compared to the total months in the Plan Year.

      C. Participants will cease to be participants in the Plan effective as of the date they no longer hold an Executive Officer position.

4. Awards
      A. Within 90 days of the beginning of each Plan Year, the Committee shall determine in writing (i) the Executive Officers who shall be eligible to receive an Award opportunity for such Plan Year, (ii) the Performance Measures applicable to each such Executive Officer’s Award opportunity and (iii) the formula for computing the amount of the Award payable to each Executive Officer if the Performance Measures are achieved (such formula shall, unless otherwise determined by the Committee, comply with the requirements applicable to performance-based compensation plans under Section 162(m) of the Code and the related Treasury regulations).
      B. The Maximum Award Opportunity for an Executive Officer for any calendar year shall be $2,500,000. Any Award under the Plan that is intended to comply with the exception for “performance-based compensation” under Section 162(m) of the Code and the related Treasury regulations shall be administered in accordance with Section 162(m) and such regulations, and if any Plan provision is found not to be in compliance with Section 162(m) of the Code, the provision shall be deemed modified as necessary to so comply.
      C. Awards shall be calculated by the Committee at the end of each Plan Year based on the Award Opportunities of each Executive Officer and the achievement of the Performance Measures set by the Committee with respect to Executive Officers for the Plan Year. At the election of the Committee, an Award may be reduced for individual performance or any other reason; however, no Award under this Plan may exceed the Award calculated based on the Performance Measures established by the Committee for such Plan Year. The Committee may, in its discretion, make appropriate adjustments in the Performance Measures established for a particular Plan Year to take account of the effect of any unforeseen events that occur during such Plan Year.

5. Payment of Award
      A. Except with respect to a reduction in force or pursuant to any written agreement between the Company and the Executive Officer, any rights an Executive Officer may have to receive an Award will be forfeited if the Executive Officer’s employment is terminated prior to the date of approval of the Award; however, the Committee shall determine to what extent, if any, an Award shall be payable under the Plan and may elect to make a pro rata payment (based on full months of participation during the year or otherwise) in its sole discretion.
      B. The Award, if any, earned in accordance with Section 4 shall be paid in cash by the Company to the Executive Officer within a reasonable period, which in most cases will be thirty (30) days after the Committee’s certification that the Award was earned by the Executive Officer. The Company shall deduct from any Award paid under the Plan the amount of any taxes required to be withheld by the federal or any state or local government.

6. Death or Disability
      In the event of an Executive Officer’s death or permanent and total disability prior to receiving his or her Award, a pro rata payment of such Award (based on full months of participation) shall be paid to the Executive Officer or to the Executive Officer’s designated beneficiary (or to his or her estate in the event the Participant dies without previously having designated a beneficiary in writing to the Company) pursuant to Section 6.

7. Amendment or Termination of the Plan
      The Committee reserves the right to terminate or amend the Plan, in whole or in part, or waive any provision thereof at any time and from time to time, provided that no amendment, termination or waiver shall adversely affect any Award previously earned by an Executive Officer.

ANNUAL MEETING OF STOCKHOLDERS OF

ARCH COAL, INC.

April 28, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided.ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O James R. Boyd
O Douglas H. Hunt
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O A. Michael Perry O Patricia F. Godley

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN

2.	Internal Revenue Code Section 162(m) Approval of Arch Coal Inc.’s Incentive Compensation Plan for Executive Officers.	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each nominee and FOR approval of Arch Coal Inc.’s Incentive Compensation Plan for Executive Officers. Your Board of Directors recommends a vote FOR each nominee and FOR approval of Arch Coal Inc.’s Incentive Compensation Plan for Executive Officers.

Please check here if you plan to attend the meeting.☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Arch Coal, Inc.

Annual Meeting of Stockholders

CityPlace One
Lower Level Auditorium
One CityPlace Drive
St. Louis, Missouri 63141
(314) 994-2700

Directions to the Arch Coal, Inc. Annual Meeting of Stockholders:

From Downtown St. Louis: Take Interstate 64 West to 270 North.
Exit at Olive Boulevard. Take Olive Boulevard East to CityPlace Drive.
North on CityPlace Drive to Arch Coal’s headquarters at CityPlace One.

From Lambert International Airport: Take Highway 70 West to 270 South.
Exit at Olive Boulevard.
Take Olive Boulevard East to CityPlace Drive.
North on CityPlace Drive to Arch Coal’s headquarters at CityPlace One.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ARCH COAL, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS
CITYPLACE ONE, LOWER LEVEL AUDITORIUM, ONE CITYPLACE DRIVE
ST. LOUIS, MISSOURI 63141
APRIL 28, 2005 AT 10:00 A.M., CENTRAL TIME

The undersigned hereby appoints STEVEN F. LEER and ROBERT G. JONES, and each of them, with power of substitution, as the proxy of the undersigned to represent the undersigned and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present at the Annual Meeting of Stockholders of Arch Coal, Inc. to be held at its headquarters at CityPlace One, St. Louis, Missouri, at 10:00 a.m. on Thursday, April 28, 2005, in the lower level auditorium, and at any adjournments thereof, with all powers the undersigned would possess if present at such meeting on the matters set forth on the reverse side hereof and all other matters properly coming before the meeting.

If the undersigned is a participant in the Arch Coal, Inc. Employee Thrift Plan (including pursuant to the Mingo Logan Savings Plan), and this proxy card is received on or before April 18, 2005, then this card also provides voting instructions to the trustee of such plan to vote at the Annual Meeting, and any adjournments thereof, all shares of Arch Coal common stock held in the undersigned’s plan account as specified upon the matters set forth on the reverse side hereof and all other matters properly coming before the meeting. If the undersigned is a participant in one of these plans and does not instruct the trustee by April 18, 2005, then the trustee will vote the undersigned’s plan account shares in proportion to the votes of the other participants in that plan. In addition, the trustee will vote unallocated shares in the plan in direct proportion to voting by allocated shares for which instructions have been received.

PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY TELEPHONE OR INTERNET.

The Proxies cannot vote your shares unless you vote.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING YOUR SHARES.